Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 22 DATED FEBRUARY 2, 2015
TO THE PROSPECTUS DATED APRIL 4, 2014

This document supplements, and should be read in conjunction with, our prospectus dated April 4, 2014, as supplemented by Supplement No. 13 dated October 3, 2014, Supplement No. 15 dated November 4, 2014, Supplement No. 16 dated November 5, 2014, Supplement No. 17 dated November 19, 2014, Supplement No. 18 dated December 1, 2014, Supplement No. 19 dated December 19, 2014, Supplement No. 20 dated December 22, 2014 and Supplement No. 21 dated January 2, 2015. Terms not otherwise defined herein have the same meanings as set forth in our prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A shares and Class B shares for the month of January 2015

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of January 2015:

Date	NAV per Class A Share	NAV per Class B Share
January 2, 2015	$12.80	$12.88
January 5, 2015	$12.81	$12.89
January 6, 2015	$12.82	$12.91
January 7, 2015	$12.85	$12.93
January 8, 2015	$12.86	$12.94
January 9, 2015	$12.86	$12.94
January 12, 2015	$12.87	$12.95
January 13, 2015	$12.86	$12.95
January 14, 2015	$12.88	$12.96
January 15, 2015	$12.88	$12.96
January 16, 2015	$12.89	$12.97
January 20, 2015	$12.88	$12.96
January 21, 2015	$12.87	$12.96
January 22, 2015	$12.90	$12.98
January 23, 2015	$12.90	$12.98
January 26, 2015	$12.91	$12.99
January 27, 2015	$12.91	$12.99
January 28, 2015	$12.90	$12.98
January 29, 2015	$12.90	$12.98
January 30, 2015	$12.86	$12.94
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.